Exhibit 99.1

Forum Energy Technologies, Inc. Announces Expiration and Results of its Tender Offer and Consent Solicitation
HOUSTON--(BUSINESS WIRE)--May 13, 2020-Forum Energy Technologies, Inc. (NYSE: FET) (“Forum” or the “Company”) announced today the expiration and results of its previously announced “Dutch Auction” tender offer and consent solicitation (the “Offer”) for a portion of its outstanding 6.250% Senior Notes due 2021 (the “Notes”) for aggregate cash consideration of up to $80.0 million.
The Offer expired at 11:59 p.m., New York City time, on May 12, 2020 (the “Expiration Date”). As of the Expiration Date, an aggregate principal amount of $58,255,000, or 15.02%, of the Notes were validly tendered and not validly withdrawn. Pursuant to the Purchase and Consent Solicitation Statement dated as of April 15, 2020 (the “Statement”), the Company has accepted for payment all such Notes validly tendered and not validly withdrawn in the Offer as of the Expiration Date and expects to make payment for such Notes on May 14, 2020. Based on a report provided by the Information Agent, the Clearing Price (as defined in Statement) with respect to the Offer for the Notes was $400.
The terms and conditions of the Offer are described in the Statement. BofA Securities, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. have acted as dealer managers in connection with the Offer. Questions regarding the Offer may be directed to BofA Securities at (888) 292-0070 (U.S. Toll-Free) or (980) 388-3646 (Collect). Copies of the Statement may be obtained from the Information Agent for the Offer, D.F. King & Co., Inc. at (866) 864-7961 (Toll-Free) or forum@dfking.com.
After taking into consideration the Offer and other repurchases completed in 2020, the Company has repurchased a total of $70,425,000 of Notes at an approximate weighted average price of $385 per $1,000 Note.
This press release is for informational purposes only. This announcement does not constitute an offer to purchase or a solicitation of any offer to sell Notes or any other securities or a notice of redemption. The Offer is being made solely by the Statement.
About Forum
Forum Energy Technologies is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.
Source: Forum Energy Technologies, Inc.
Company Contact
Pablo Mercado
Chief Financial Officer
281.949.2539
pablo.mercado@f-e-t.com

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